Exhibit 99.1

Washington Prime Group Reports Second Quarter 2018 Results

- Company reaffirms fiscal 2018 guidance
- Core portfolio year-to-date total leasing volume at 2.4 million square feet through July 25

COLUMBUS, OH - July 25, 2018 - Washington Prime Group Inc. (NYSE: WPG) today reported financial and operating results for the second quarter ended June 30, 2018 that reflect continued progress of the execution of the Company’s financial, operating and strategic objectives. A description of each non-GAAP financial measure and the related reconciliation to the comparable GAAP financial measure are included in this release.

	Three Months Ended June 30,		Six Months Ended June 30,
(per share amounts)	2018	2017	2018	2017
Net income per diluted share	$0.05	$0.72	$0.13	$0.77
FFO per diluted share	$0.37	$0.50	$0.76	$0.92
FFO per diluted share, as adjusted (AFFO)¹	$0.37	$0.40	$0.76	$0.83

(1)
A reconciliation of funds from operations (FFO) to FFO, as adjusted (AFFO), for the periods presented is included in the reconciliation of net income attributable to common shareholders to FFO, which is included in this release.

Business Highlights

•	The year-over-year difference in net income is primarily due to the sale of a 49% interest in six properties during the second quarter of 2017 as noted below.

•
Comparable net operating income (NOI) for the Company’s 41 Tier One enclosed retail properties increased 0.6% during the second quarter of 2018, demonstrating continued stable performance. Tier One occupancy increased 10 basis points to 92.8% as of June 30, 2018.

•	Comparable NOI growth for the Company’s 51 Open Air properties increased 2.6% during the second quarter of 2018. Open Air occupancy increased 10 basis points to 95.1% as of June 30, 2018.

•
Combined Tier One and Open Air comparable NOI growth increased 1.1% during the second quarter of 2018. As of June 30, 2018, Tier One and Open Air assets represent approximately 90% of core portfolio NOI.

•
Occupancy cost for the core portfolio decreased 30 basis points to 12.3% as of June 30, 2018. As of June 30, 2018, occupancy cost for Tier One and Tier Two enclosed retail properties was 12.0% and 13.7%, respectively.

•	Year-to-date, leasing continues to be robust with total leasing volume for the core portfolio totaling nearly 2.4 million square feet through July 25, 2018.

•	Lifestyle tenancy, which includes food, beverage, entertainment, fitness and services accounted for 44% of total new leasing activity during the first half of 2018.

•
Tenant driven redevelopment remains one of the Company’s most intriguing value propositions. Redevelopment efforts include 43 projects currently underway ranging between $1.0 million and $60.0 million, with an average estimated project yield of approximately 10%.

•	During the second quarter of 2018, the Company proactively gained control of six Sears department store spaces located at Tier One properties for future redevelopment efforts.

Lou Conforti, CEO and Director stated: “We reported adjusted FFO of $0.37 for the second quarter of 2018 and reaffirmed full year adjusted FFO guidance. From the onset, it was imperative we demonstrated cash flow stability as we rolled up our sleeves and cleaned up our operational and financial acts. As a result, future prospects for Washington

Prime Group are brighter today than when I joined the Company two years ago. The reason why is straightforward: Our decision to focus upon financial wherewithal and operational efficacy has resulted in increased visibility.

“There is still a heck of a lot to be accomplished. Notwithstanding, the incremental progress we make every single day confirms that our labor is not Sisyphean in nature. While there is still an ‘uphill battle’, the slope has become dramatically less steep. We muster our formidable operational, financial and strategic resources in concerted fashion and every time we roll the stone up the hill, it is with purpose. Rest assured, my colleagues and I will keep pushing on until this proverbial boulder gathers momentum and on its way down crushes those pundits who doubted us.

“While the following might qualify me as master of the obvious, if you want cash flow, lease space. To wit, during the six months ended June 30, 2018 total leasing volume for the core portfolio was 2.0 million square feet, of which 44% was to lifestyle tenancy, which includes food, beverage, entertainment and fitness. This excludes an additional 400,000 square feet of total leasing volume completed in July 2018. We continue to incent our leasing professionals as it relates to diversifying tenancy and during the six months ended June 30, 2018 we had 100 leases qualify, which compares to 220 leases in 2017.

“As a percentage of core NOI, Tier Two was closer to 25% when I took the helm of Washington Prime Group. As of June 30, 2018, Tier Two represents approximately 10% of core NOI. Contrary to popular belief, these assets make money. We have pared 13 of these assets with another three recently classified as Noncore. As a reminder, 42% of Tier Two NOI is encumbered with an indebtedness yield of 12.5%, and we have proven several times we are not averse to handing back keys to special servicers when the situation is warranted. In addition, I have previously emphasized the intrinsic volatility within the Tier Two portfolio. These assets require a higher risk adjusted ROIC threshold, hence, a transaction has to make the utmost financial sense before a marginal unit of capital is allocated.

“Turning to inline tenant bankruptcies, the black cloaked, scythe wielding grim reaper of bankruptcy mentioned during last quarter’s conference call appears to have reduced his workload for the time being. During 2017, the full year impact was approximately 716,000 square feet, while 2018 inline bankruptcies have totaled approximately 114,000 square feet through June 30, 2018. Recall, since 2014, we had approximately 2.3 million square feet, or nearly 10% of inline space, negatively impacted by tenant bankruptcies. In spite of this, we evidenced minimal variance as it relates to financial and operating metrics. For instance, between 2014 and 2018, comparable occupancy decreased less than 2.0% as of June 30, 2018, while comparable NOI is forecasted to increase 1.0% and tenant allowances have generally decreased for the core portfolio. Make no mistake about it, there will be additional bankruptcies and we have planned accordingly.

“Recent operational improvements are admittedly a source of pride as I have observed our entire Company rally around these measures. I’ll quickly mention a couple: Redefining local management. Think about it, General Managers serve as the primary interface for our more than 300 million annual guests. Hence, they should serve as a ‘goodwill ambassador’ acting as ‘local eyes and ears’ by identifying relevant goods and services. As a result we have reconsidered their role and have increased their revenue generation responsibilities as it relates to procuring local leasing and sponsorship.

“We also are in the process of implementing what we refer to as ‘The Hub’ and have 52 locations so far. Let me further explain by evoking the Netflix television series Stranger Things. Instead of sequestering local management in an alternate dimension similar to that of The Upside Down (also known as the ‘mall management office’), we have moved them ‘front and center’ into the common area. As a result, one does not have to journey down a dimly lit labyrinth replete with Demogorgons in order to inquire about the upcoming Easter egg hunt. From the overwhelmingly positive responses we’ve received, one would think we had invented the Slurpee. Take a look at our website for examples of this highly sophisticated technological innovation. Wait a minute, it’s just a large table with electrical outlets and visible signage. Bottom line: A little common sense goes a long way.

“Turning our attention to redevelopment, we currently have 43 projects underway between $1.0 million and $60.0 million with an average estimated yield of approximately 10%. In addition, six projects are currently in the final review phase. As a reminder, we have allocated approximately 90% of redevelopment capital spend to Open Air and Tier One assets since the beginning of 2016. Related to redevelopment is the adaptive reuse of former department stores. In this regard, our proactive approach has served us well. During the second quarter of 2018, the Company proactively gained control of six Sears department store spaces located at Tier One properties for future redevelopment efforts. Currently,

Washington Prime Group has 28 department store boxes in our Tier One and Open Air portfolio which we believe will need to be repositioned. This includes Sears, other than those owned by Seritage, and Bon-Ton department stores. Of the 28 locations, we own all but three spaces, and we are currently in various stages of planning and negotiations to replace or redevelop 23 of these locations. To put this into perspective, revenue derived from the aforementioned 28 boxes equates to only 1.7% of total annualized revenue for the combined Tier One and Open Air portfolio.

“In closing, status quo is not acceptable. The late musician Frank Zappa stated ‘without deviation from the norm, progress is not possible’. I wholeheartedly embrace this notion of ‘thinking outside the box’ and the newfound corporate culture of Washington Prime Group reflects this ideal as we continue to grind it out.”

Second Quarter Results

Net income attributable to common shareholders for the second quarter of 2018 was $10.1 million, or $0.05 per diluted share, compared to $135.5 million, or $0.72 per diluted share, a year ago. The year-over-year difference in net income primarily relates to the sale of a 49% interest in six properties following the formation of the second joint venture with O’Connor Mall Partners, L.P., an affiliate of O’Connor Capital Partners (“O’Connor”) for a gain of $126.1 million, as well as a $21.2 million gain recognized in conjunction with the discounted pay-off of a mortgage loan secured by Mesa Mall, a Tier One asset located in Grand Junction, Colorado, both of which were completed during the second quarter of 2017. In connection with 2018 disposition activities, the Company recorded a net gain of $8.1 million for the three months ended June 30, 2018 related to the sale of restaurant outparcels, as further discussed below.

Funds from Operations (FFO) for the second quarter of 2018 were $83.8 million, or $0.37 per diluted share. This compares to $110.6 million, or $0.50 per diluted share, during the same quarter a year ago. Results for the second quarter of 2017 include a gain on the extinguishment of debt of $21.2 million. When excluding this item, adjusted FFO (“AFFO”) for the second quarter of 2017 was $89.4 million, or $0.40 per diluted share. There was no such gain during the second quarter of 2018.

Comparable NOI for the core portfolio decreased 0.7% during the second quarter of 2018, compared to the same period a year ago. Comparable NOI growth for the Company’s 41 Tier One enclosed retail properties increased 0.6% during the second quarter of 2018, compared to a year ago, demonstrating continued stable performance. Comparable NOI growth for the Company’s 51 Open Air properties increased 2.6% during the second quarter of 2018, compared to a year ago.

Operational Highlights

Ending occupancy for the core portfolio was 92.7% as of June 30, 2018, compared to 93.0% a year ago. Base rent per square foot for the core portfolio was $21.68 as of June 30, 2018, compared to $21.73 per square foot a year ago. Inline store sales at core enclosed retail properties were $377 per square foot for the twelve months ended June 30 2018, compared to $375 per square foot a year ago. Operating metrics by asset group can be found in the second quarter 2018 Supplemental Information report available on the Company’s website.

Financial Activity

Acquisitions

On April 11, 2018 the Company completed the acquisition of four Sears department stores and adjacent Sears Auto Centers for $28.5 million through a sale-leaseback transaction. The Sears properties are located at the following Tier One enclosed retail properties: Longview Mall, located in Longview, Texas; Polaris Fashion Place®, located in Columbus, Ohio; Southern Hills Mall, located in Sioux City, Iowa; and Town Center at Aurora, located in Aurora, Colorado. The purchase was funded by a combination of $13.4 million from the Company’s credit facility, $9.7 million in proceeds from the restaurant outparcel sale discussed below, and $5.4 million from the Company’s joint venture partner O’Connor.

On April 24, 2018, the Company completed the purchase of Southgate Mall, located in Missoula, Montana, for $58.0 million in conjunction with a planned reverse Section 1031 exchange utilizing the proceeds from the Four Corners transaction as detailed below. Southgate Mall, a Tier One asset, is a dominant hybrid town center which features specialty grocer Lucky’s Market and a nine-screen dine-in AMC theatre.

Dispositions

The Company completed the sale of the first tranche of restaurant outparcels to FCPT Acquisitions, LLC ("Four Corners") pursuant to the purchase and sale agreement executed on September 20, 2017 between the Company and Four Corners. The first tranche, which was completed during the first quarter of 2018, consisted of 10 outparcels, with an allocated purchase price of approximately $13.7 million. A portion of the net proceeds of approximately $13.5 million was used to partially fund the acquisition of four Sears parcels on April 11, 2018, as discussed above, and for general corporate purposes. Additionally, on June 29, 2018, the Company completed the sale of the second tranche, which consisted of five outparcels, for an allocated purchase price of approximately $9.5 million. The Company expects to close on the remaining outparcel sales of approximately $44.1 million of during the second half of 2018, subject to due diligence and closing conditions.

Mortgage Loans

On June 8, 2018, the Company exercised the first of three options to extend the maturity date of the $65.0 million term loan secured by Weberstown Mall, a Tier One asset located in Stockton, California, for one year. The extended maturity date is June 8, 2019, subject to two one-year extensions available at the Company’s option subject to compliance with the terms of the underlying loan agreement and payment of customary extension fees.

Redevelopment Highlights

The Company continues to make progress on its major redevelopment projects. Anchor repositioning and tenant diversification remain among the Company’s most attractive uses of capital given the returns and benefit to a center’s longer term competitive positioning. Recent redevelopment highlights include:

•
Grand Central Mall, a Tier One property located in Parkersburg, West Virginia - Ulta Beauty and Five Below will replace a former H. H. Gregg anchor space and are expected to open in the fall of 2018. The addition of Ulta Beauty and Five Below follows the announcement of a 20,000-square-foot H&M opening in the fall of 2018 at Grand Central Mall, which will replace the former Elder-Beerman department store. Apart from Ulta Beauty, Five Below and H&M, Grand Central Mall has seen approximately 37,000 square feet of new or remodeled tenants open over the past 24 months.

•
During the second quarter of 2018, the Company proactively gained control of six Sears department store spaces for future redevelopment efforts. The Sears properties are located at the following Tier One enclosed retail properties: Longview Mall, located in Longview, Texas; Polaris Fashion Place®, located in Columbus, Ohio; Southern Hills Mall, located in Sioux City, Iowa; Southern Park Mall, located in Youngstown, Ohio; Town Center at Aurora, located in Aurora, Colorado; and WestShore Plaza, located in Tampa, Florida. With the exception of Southern Park Mall, Sears will continue to operate at these locations while redevelopment plans are finalized.

•
The RoomPlace will join the tenant lineup at three of the Company’s enclosed retail properties. The Company has finalized leases with The RoomPlace, a dynamic home furnishings retailer, at the following locations: Dayton Mall, located in Dayton, Ohio; Lincolnwood Town Center, located in Lincolnwood, Illinois; and The Mall at Fairfield Commons, located in Dayton, Ohio. Along with The RoomPlace store at Northwoods Mall, located in Peoria, Illinois, which is performing above the Company’s expectations, the four locations will comprise over 250,000 total square feet within the Washington Prime Group portfolio.

2018 Guidance

The Company reaffirms guidance for fiscal 2018 net income attributable to common shareholders in the range of $0.26 to $0.36 per diluted share and fiscal 2018 FFO in a range of $1.48 to $1.56 per diluted share. The guidance includes the closing of the acquisition of Southgate Mall, located in Missoula, Montana, and assumes the closing of the remaining tranches of the Four Corners outparcel dispositions later in third quarter of 2018. The estimated net income and FFO exclude the impact of potential net gains on the extinguishment of debt and any future gains from the remaining Four Corners outparcel dispositions. There were no other significant changes to key assumptions previously provided, which are detailed in the second quarter 2018 Supplemental Information report available on the Company’s website.

The following table provides the reconciliation for the expected range of estimated net income attributable to common shareholders per diluted share to estimated FFO per diluted share, as adjusted, for the year ending December 31, 2018:

	Low End	High End
Estimated net income attributable to common shareholders per diluted share	$0.26	$0.36
Depreciation and amortization including share of unconsolidated entities	1.22	1.20
Estimated FFO per diluted share	$1.48	$1.56

Driven primarily by the impact of full liquidations of some key national retailers, the Company is projecting fiscal 2018 comparable NOI growth from the core portfolio of approximately (1.0%), consistent with the lower end of the original guidance projections. The following table provides a reconciliation of net income from GAAP financial statements to the Company’s NOI projection for the year:

(Dollars in thousands)
Fiscal Year 2018
Operating income	$197,000
Depreciation and amortization	241,000
General and administrative	39,000
Management fees and property allocated corporate expense	18,500
Pro-rata share of unconsolidated joint venture in comp NOI	73,000
Non-comparable properties and other (1)	(28,900)
Noncore properties	(14,100)
Projected comparable NOI	$525,500

Projected comparable NOI year-over-year growth (2)	(1.0)%

(1) Includes fee income, lease termination fees, straight line rents, fair market adjustments and NOI for non-comparable properties.
(2) Reported 2017 comparable NOI adjusted for actual and projected property dispositions was $530.8 million.

For the third quarter of 2018, the Company estimates net income attributable to common shareholders to be in the range of $0.04 to $0.07 per diluted share and FFO to be in the range of $0.34 to $0.37 per diluted share.

A reconciliation of the range of estimated net income per diluted share to estimated FFO per diluted share for the third quarter of 2018 follows:

	Low End	High End
Estimated net income attributable to common shareholders per diluted share	$0.04	$0.07
Depreciation and amortization including share of unconsolidated entities	0.30	0.30
Estimated FFO per diluted share	$0.34	$0.37

Earnings Call and Webcast on July 26
Washington Prime Group will host a conference call at 11:00 a.m. ET on Thursday, July 26, 2018, to discuss the Company’s results and future outlook. Live streaming audio of the conference call will be accessible from the investor relations section of the Company’s website.

The dial-in number for the conference call is 844.646.4463 (or +1.615.247.0256 for international callers), and the participant passcode is 2891447. The live audio webcast of the call will be available on the investor relations section of the Company’s website at www.washingtonprime.com.

A replay of the call will be available on the Company’s website, or by calling 855.859.2056 (or +1.404.537.3406 for international callers), passcode is 2891447, beginning on Thursday, July 26, 2018, at approximately 1:00 p.m. Eastern Time through midnight on Thursday, August 9, 2018.

Supplemental Information
For additional details on the Company’s results and properties, please refer to the Supplemental Information report on the investor relations section of the Company’s website. This release as well as the supplemental information have been furnished to the Securities and Exchange Commission (SEC) in a Form 8-K.

About Washington Prime Group
Washington Prime Group Inc. is a retail REIT and a recognized leader in the ownership, management, acquisition and development of retail properties. The Company combines a national real estate portfolio with an investment grade balance sheet, leveraging its expertise across the entire shopping center sector to increase cash flow through rigorous management of assets and provide new opportunities to retailers looking for growth throughout the U.S. Washington Prime Group® and Shelby’s Sugar Shop® are registered trademarks of the Company. Trademark and patent registrations for Tangible™ are currently pending. Learn more at www.washingtonprime.com.

Contacts
Lisa A. Indest, CAO & Senior VP, Finance, 614.887.5844 or lisa.indest@washingtonprime.com
Kimberly A. Green, VP, Investor Relations & Corporate Communications, 614.887.5647 or kim.green@washingtonprime.com

Non-GAAP Financial Measures
This press release includes FFO and NOI, including same property NOI growth, which are financial performance measures not defined by generally accepted accounting principles in the United States (GAAP). Reconciliations of these non-GAAP financial measures to the most directly comparable GAAP measures are included in this press release. FFO and comparable NOI growth are financial performance measures widely used by securities analysts, investors and other interested parties in the evaluation of REITs. The Company believes that FFO provides investors with additional information regarding operating performance and a basis to compare the Company’s performance with that of other REITs.

The Company uses FFO in addition to net income to report operating results. We determine FFO based on the definition set forth by the National Association of Real Estate Investment Trusts (NAREIT) as net income computed in accordance with GAAP, excluding real estate related depreciation and amortization, excluding gains and losses from extraordinary items and cumulative effects of accounting changes, excluding gains and losses from the sales or disposals of previously depreciated retail operating properties, excluding impairment charges of depreciable real estate, plus the allocable portion of FFO of unconsolidated entities accounted for under the equity method of accounting based upon economic ownership interest.

NOI is used by industry analysts, investors and Company management to measure operating performance of the Company’s properties. NOI represents total property revenues less property operating and maintenance expenses. Accordingly, NOI excludes certain expenses included in the determination of net income such as corporate general and administrative expense and other indirect operating expenses, interest expense, impairment charges and depreciation and amortization expense. These items are excluded from NOI in order to provide results that are more closely related to a property’s results of operations. In addition, the Company’s computation of same property NOI excludes termination income and income from outparcel sales. The Company also adjusts for other miscellaneous items in order to enhance the comparability of results from one period to another. Certain items, such as interest expense, while included in FFO and net income, do not affect the operating performance of a real estate asset and are often incurred at the corporate level as opposed to the property level. As a result, management uses only those income and expense items that are incurred at the property level to evaluate a property’s performance. Real estate asset related depreciation and amortization, as well as impairment charges, are excluded from NOI for the same reasons that they are excluded from FFO pursuant to NAREIT’s definition.

Non-GAAP financial measures have limitations as they do not include all items of income and expense that affect operations, and accordingly, should always be considered as supplemental to financial results presented in accordance with GAAP. Investors should understand that the Company’s computation of these non-GAAP measures might not be comparable to similar measures reported by other REITs and that these non-GAAP measures do not represent cash flow from operations as defined by GAAP, should not be considered as alternatives to net income determined in accordance with GAAP as a measure of operating performance and are not alternatives to cash flows as a measure of liquidity. Investors are cautioned that items excluded from these measures are significant components in understanding and addressing financial performance. Reconciliations of these measures are included in the press release.

Regulation Fair Disclosure (FD)
The Company routinely posts important information online on the investor relations section of the corporate website. The Company uses this website, press releases, SEC filings, conference calls, presentations and webcasts to disclose material, non-public information in accordance with Regulation FD. The Company encourages members of the investment community to monitor these distribution channels for material disclosures. Any information accessed through the Company’s website is not incorporated by reference into, and is not a part of, this document.

Forward-Looking Statements
This news release contains “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995 which represent the current expectations and beliefs of management of Washington Prime Group Inc. (“WPG”) concerning the proposed transactions, the anticipated consequences and benefits of the transactions and the targeted close date for the transactions, and other future events and their potential effects on WPG, including, but not limited to, statements relating to anticipated financial and operating results, the Company’s plans, objectives, expectations and intentions, cost savings and other statements, including words such as “anticipate,” “believe,” “confident,” “plan,” “estimate,” “expect,” “intend,” “will,” “should,” “may,” and other similar expressions. Such statements are based upon the current beliefs and expectations of WPG’s management, and involve known and unknown risks, uncertainties, and other factors which may cause the actual results, performance, or achievements of WPG to be materially different from future results, performance or achievements expressed or implied by such forward-looking statements. Such factors include, without limitation: changes in asset quality and credit risk; ability to sustain revenue and earnings growth; changes in political, economic or market conditions generally and the real estate and capital markets specifically; the impact of increased competition; the availability of capital and financing; tenant or joint venture partner(s) bankruptcies; the failure to increase store occupancy and same-store operating income; risks associated with the acquisition, disposition, (re)development, expansion, leasing and management of properties; changes in market rental rates; trends in the retail industry; relationships with anchor tenants; risks relating to joint venture properties; costs of common area maintenance; competitive market forces; the level and volatility of interest rates; the rate of revenue increases as compared to expense increases; the financial stability of tenants within the retail industry; the restrictions in current financing arrangements or the failure to comply with such arrangements; the liquidity of real estate investments; the impact of changes to tax legislation and WPG’s tax positions; failure to qualify as a real estate investment trust; the failure to refinance debt at favorable terms and conditions; loss of key personnel; material changes in the dividend rates on securities or the ability to pay dividends on common shares or other securities; possible restrictions on the ability to operate or dispose of any partially-owned properties; the failure to achieve earnings/funds from operations targets or estimates; the failure to achieve projected returns or yields on (re)development and investment properties (including joint ventures); expected gains on debt extinguishment; changes in generally accepted accounting principles or interpretations thereof; terrorist activities and international hostilities; the unfavorable resolution of legal or regulatory proceedings; the impact of future acquisitions and divestitures; assets that may be subject to impairment charges; significant costs related to environmental issues; and other risks and uncertainties, including those detailed from time to time in WPG’s statements and periodic reports filed with the Securities and Exchange Commission, including those described under “Risk Factors”. The forward-looking statements in this communication are qualified by these risk factors. Each statement speaks only as of the date of this press release and WPG undertakes no obligation to update or revise any forward-looking statements to reflect new information, subsequent events or circumstances. Actual results may differ materially from current projections, expectations, and plans, if any. Investors, potential investors and others should give careful consideration to these risks and uncertainties.

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CONSOLIDATED STATEMENTS OF OPERATIONS
Washington Prime Group Inc.
(Unaudited, dollars in thousands, except per share data)

	Three Months Ended June 30,		Six Months Ended June 30,
	2018	2017	2018	2017
Revenue:
Minimum rent	$121,787	$129,433	$245,126	$266,549
Overage rent	1,415	1,299	3,429	4,131
Tenant reimbursements	47,594	52,121	96,238	108,911
Other income	7,932	6,318	14,275	11,974
Total revenues	178,728	189,171	359,068	391,565

Expenses:
Property operating	(35,945)	(35,164)	(72,311)	(72,408)
Real estate taxes	(21,094)	(23,253)	(43,135)	(49,260)
Advertising and promotion	(2,240)	(2,275)	(4,011)	(4,427)
Total recoverable expenses	(59,279)	(60,692)	(119,457)	(126,095)
Depreciation and amortization	(63,796)	(66,620)	(125,090)	(134,131)
Provision for credit losses	(611)	(1,903)	(3,957)	(3,484)
General and administrative	(11,191)	(9,091)	(20,845)	(17,919)
Impairment loss	—	—	—	(8,509)
Ground rent	(198)	(996)	(395)	(2,027)
Total operating expenses	(135,075)	(139,302)	(269,744)	(292,165)

Operating Income	43,653	49,869	89,324	99,400

Interest expense, net	(34,701)	(31,281)	(69,045)	(63,769)
Gain on extinguishment of debt, net	—	21,221	—	21,221
Income and other taxes	(601)	(522)	(1,086)	(2,548)
(Loss) income from unconsolidated entities, net	(895)	(172)	267	(616)
Gain on disposition of interests in properties, net	8,063	125,385	16,244	125,436

Net income	15,519	164,500	35,704	179,124

Net income attributable to noncontrolling interests	1,925	25,525	4,586	27,339
Net income attributable to the Company	13,594	138,975	31,118	151,785
Less: Preferred share dividends	(3,508)	(3,508)	(7,016)	(7,016)
Net income attributable to common shareholders	$10,086	$135,467	$24,102	$144,769

Earnings Per Share:
Earnings per common share, basic	$0.05	$0.73	$0.13	$0.78
Earnings per common share, diluted	$0.05	$0.72	$0.13	$0.77

CONSOLIDATED BALANCE SHEETS
Washington Prime Group Inc.
(Unaudited, dollars in thousands)

	June 30, 2018	December 31, 2017

Assets:
Investment properties at cost	$5,868,879	$5,761,714
Construction in progress	44,594	46,046
	5,913,473	5,807,760
Less: accumulated depreciation	2,226,646	2,139,620
	3,686,827	3,668,140

Cash and cash equivalents	53,987	52,019
Tenant receivables and accrued revenue, net	79,363	90,314
Investment in and advances to unconsolidated entities, at equity	443,963	451,839
Deferred costs and other assets	207,928	189,095
Total assets	$4,472,068	$4,451,407

Liabilities:
Mortgage notes payable	$1,060,687	$1,157,082
Notes payable	981,026	979,372
Unsecured term loans	684,939	606,695
Revolving credit facility	275,440	154,460
Accounts payable, accrued expenses, intangibles, and deferred revenues	251,422	264,998
Distributions payable	2,992	2,992
Cash distributions and losses in unconsolidated entities, at equity	15,421	15,421
Total liabilities	3,271,927	3,181,020

Redeemable noncontrolling interests	3,265	3,265

Equity:
Stockholders' equity
Series H cumulative redeemable preferred stock	104,251	104,251
Series I cumulative redeemable preferred stock	98,325	98,325
Common stock	19	19
Capital in excess of par value	1,244,211	1,240,483
Accumulated deficit	(418,472)	(350,594)
Accumulated other comprehensive income	12,403	6,920
Total stockholders' equity	1,040,737	1,099,404
Noncontrolling interests	156,139	167,718
Total equity	1,196,876	1,267,122
Total liabilities, redeemable noncontrolling interests and equity	$4,472,068	$4,451,407

CALCULATION OF FUNDS FROM OPERATIONS
Washington Prime Group Inc.
(Including Pro-Rata Share of Unconsolidated Properties)
(Unaudited, dollars in thousands, except per share data)

	Three Months Ended June 30,		Six Months Ended June 30,
	2018	2017	2018	2017
Funds from Operations ("FFO"):
Net income	$15,519	$164,500	$35,704	$179,124
Less: Preferred dividends and distributions on preferred operating partnership units	(3,568)	(3,568)	(7,136)	(7,136)
Real estate depreciation and amortization, including joint venture impact	73,355	75,079	143,554	149,600
Gain on disposition of interests in properties, net and impairment loss	(1,460)	(125,385)	(1,755)	(116,927)
FFO	$83,846	$110,626	$170,367	$204,661

Adjusted Funds from Operations:
FFO	$83,846	$110,626	$170,367	$204,661
Gain on extinguishment of debt, net	—	(21,221)	—	(21,221)
Adjusted FFO	$83,846	$89,405	$170,367	$183,440

Weighted average common shares outstanding - diluted	223,886	222,264	223,653	222,034

FFO per diluted share	$0.37	$0.50	$0.76	$0.92
Total adjustments	$—	$(0.10)	$—	$(0.10)
Adjusted FFO per diluted share	$0.37	$0.40	$0.76	$0.83

NET OPERATING INCOME GROWTH FOR COMPARABLE PROPERTIES
Washington Prime Group Inc.
(Including Pro-Rata Share of Unconsolidated Properties)
(Unaudited, dollars in thousands)

	Three Months Ended June 30,			Six Months Ended June 30,
	2018	2017	Variance $	2018	2017	Variance $

Reconciliation of Comp NOI to Operating Income:
Operating income	$43,653	$49,869	$(6,216)	$89,324	$99,400	$(10,076)

Depreciation and amortization	63,796	66,620	(2,824)	125,090	134,131	(9,041)
General and administrative	11,191	9,091	2,100	20,845	17,919	2,926
Impairment loss	—	—	—	—	8,509	(8,509)
Fee income	(2,140)	(1,941)	(199)	(4,482)	(3,523)	(959)
Management fee allocation	—	37	(37)	(16)	513	(529)
Pro-rata share of unconsolidated joint ventures in comp NOI	18,546	14,337	4,209	35,429	22,270	13,159
Property allocated corporate expense	3,685	3,328	357	7,181	6,664	517
Non-comparable properties and other (1)	(3,413)	99	(3,512)	(2,860)	(1,014)	(1,846)
NOI from sold properties	4	(2,063)	2,067	(12)	(5,732)	5,720
Termination income	(258)	(1,944)	1,686	(2,024)	(3,053)	1,029
Straight-line rents	(1,164)	(377)	(787)	(2,023)	(831)	(1,192)
Ground lease adjustments for straight-line and fair market value	12	25	(13)	25	30	(5)
Fair market value and inducement adjustments to base rents	(1,072)	(2,845)	1,773	(4,114)	(5,046)	932
Less: Noncore properties (2)	(3,552)	(4,036)	484	(7,092)	(8,333)	1,241
Comparable NOI - core portfolio	$129,288	$130,200	$(912)	$255,271	$261,904	$(6,633)
Comparable NOI percentage change - core portfolio			-0.7%			-2.5%

(1) Represents an adjustment to remove the NOI amounts from properties not owned and operated in all periods presented, certain non-recurring expenses (such as hurricane related expenses), as well as material insurance proceeds and other non-recurring income received in the periods presented. This also includes adjustments related to the rents from the outparcels sold to Four Corners.

(2) NOI from the three noncore properties held in each period presented.